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QUEENS COUNTY
BANCORP, INC.                                             NEWS RELEASE

38-25 MAIN ST., FLUSHING, N.Y. 11354 - 718 359-6400
FAX # 718 762-6000

Release Date:                             Contact:
              August 26, 1997                       Ilene A. Angarola
                                                    Vice President
                                                    Investor Relations
                                                    718:  359-6400, ext. 275






             QUEENS COUNTY BANCORP ANNOUNCES 3-FOR-2 STOCK SPLIT



Flushing, New York, August 26, 1997 -- The Board of Directors of Queens County Bancorp, Inc. (Nasdaq: QCSB) today declared a three- for-two stock split in the form of a 50% stock dividend, payable on October 1, 1997. Shareholders will receive one additional share for every two shares held at the record date, September 10, 1997. Cash paid in lieu of fractional shares will be based on the average of the high and low bids on that date, as adjusted for the split.

Announcing the Board's action, Chairman, President, and Chief Executive Officer Joseph R. Ficalora noted that "the Company's strong performance has enabled us to declare a split four times in the past three years. Much like the splits that came before, this one is intended to enhance our overall liquidity in the market, and demonstrates our continued confidence in the Company's earnings capacity." Currently, the Company has approximately 10.1 million shares outstanding; following the split, that number will rise to approximately 15.1 million.

Queens County Bancorp is the holding company for Queens County Savings Bank, the first savings bank chartered by the State of New York in the New York City Borough of Queens. FDIC-insured through the Bank Insurance Fund, the Bank gathers deposits from its customers in Queens and Nassau County and invests these funds in the origination of residential mortgage loans throughout metropolitan New York. Information about the Company's financial performance is available at the following web site: http://www.businesswire.com/cnn/qcsb.htm

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